EXHIBIT 99.1

PSB Holdings, Inc.

News Release

March 17, 2006

FOR IMMEDIATE RELEASE
Contact: Robert G. Cocks, Jr., President, PSB Holdings, Inc.
Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES

SIXTH CONSECUTIVE QUARTERLY DIVIDEND

PUTNAM, CT – March 17, 2006 - Robert G. Cocks, Jr., President of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $.06 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $.24 per share. The dividend will be payable to stockholders of record as of April 5, 2006, and will be paid on April 19, 2006.

“We are extremely pleased to announce this quarterly dividend representing our sixth consecutive dividend since we became a public company,” said Mr. Cocks.

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 53.7% percent of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its six full-service offices. Putnam Savings Bank also operates a full- service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.’s common stock trades on the NASDAQ Stock Market under the symbol PSBH.

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